Exhibit 4.7

INTERCREDITOR AGREEMENT

Intercreditor Agreement (this “Agreement”), dated as of July 13, 2017, between U.S. Bank National Association, as Collateral Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “New Notes Collateral Agent”) for the New Notes Secured Parties (as defined below), and U.S. Bank National Association, as Collateral Agent (in such capacity, with its successors and assigns, and as more specifically defined below, the “New Private Placement Notes Collateral Agent”) for the New Private Placement Notes Secured Parties (as defined below).

RECITALS

WHEREAS, J. Crew Brand, LLC, (the “LLC Issuer”), J. Crew Brand Corp., (the “Corporate Issuer” and, together with the LLC Issuer, the “Issuers”), J. Crew Brand Intermediate, LLC (“Holdings”), the other Obligors party thereto and U.S. Bank National Association, as Trustee and as Collateral Agent are parties to an Indenture, dated as of July 13, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “New Notes Indenture”), pursuant to which the Issuers have issued 13.00% Senior Secured Notes due 2021 (the “New Notes”) in an initial aggregate principal amount of $249,596,000;

WHEREAS, the Issuers, Holdings, the other Obligors party thereto and U.S. Bank National Association, as Trustee and as Collateral Agent are parties to an Indenture, dated as of July 13, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “New Private Placement Notes Indenture”), pursuant to which the Issuers have issued 13.00% Senior Secured New Money Notes due 2021 (the “New Private Placement Notes”) in an initial aggregate principal amount of $97,000,000;

WHEREAS, the Obligors have granted to the New Notes Collateral Agent, for the benefit of the New Notes Secured Parties, a first-priority security interest in the New Notes Priority Collateral, a second-priority security interest in the New Private Placement Notes Priority Collateral and a first-priority security interest (secured on a pari passu basis with the security interest granted to the New Private Placement Notes Collateral Agent) in the Pari Collateral as security for payment and performance of the New Notes Obligations; and

WHEREAS, the Obligors have granted to the New Private Placement Notes Collateral Agent, for the benefit of the New Private Placement Notes Secured Parties, a first-priority security interest in the New Private Placement Notes Priority Collateral, a second-priority security interest in the New Notes Priority Collateral and a first-priority security interest (secured on a pari passu basis with the security interest granted to the New Notes Collateral Agent) in the Pari Collateral as security for payment and performance of the New Private Placement Notes Obligations.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1.  Definitions; Rules of Construction.

1.1Certain Defined Terms.  The following terms which are defined in the Uniform Commercial Code are used herein as so defined:  Accounts, Chattel Paper, Commercial Tort Claims,

Deposit Accounts, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter of Credit Rights, Records, Securities Account and Supporting Obligations.

1.2Defined Terms.  The following terms, as used herein, have the following meanings:

“A&R IP License Agreement” means the Amended and Restated Intellectual Property License Agreement dated as of July 13, 2017 by and between IPCo, as licensor, JCI, as licensee, and OpCo, solely in its capacity as payor on behalf of JCI.

“Additional IP License Agreement” means the Intellectual Property License Agreement dated as of July 13, 2017 by and between IPCo, as licensor, JCI, as licensee, and OpCo, solely in its capacity as payor on behalf of JCI.

“Additional Transferred IP” means an undivided 27.96% ownership interest in the US Marks.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Bankruptcy Code” means the U.S. Bankruptcy Code and/or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, re-arrangement, receivership, insolvency, reorganization, or similar debtor relief laws of any jurisdiction, in each case as amended from time to time and any successor statutes thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Call Right Election Notice” means a notice substantially in the form of Exhibit A hereto.

“Collateral” means, collectively, all New Notes Collateral and all New Private Placement Notes Collateral.

“Collateral Agents” means, collectively, (i) the New Notes Collateral Agent and (ii) the New Private Placement Notes Collateral Agent.

“Enforcement Action” means, with respect to the New Notes Obligations or the New Private Placement Notes Obligations, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution or enforcement of any of the rights and remedies with respect to Collateral, including, without limitation, the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Initial Transferred IP” means an undivided 72.04% ownership interest in the U.S. Marks that were transferred by JCI, to IPCo on December 5, 2016.

“Insolvency Proceeding” means (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other bankruptcy law with respect to any Obligor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of the property or assets of any Obligor, (c) any voluntary or involuntary winding-up or liquidation of any Obligor or (d) a general assignment for the benefit of creditors by any Obligor.

“IPCo” means J. Crew Domestic Brand, LLC.

“Issuers” has the meaning set forth in the Recitals above.

“JCI” means J. Crew Group, Inc.

“Junior Collateral” means, with respect to any Junior Secured Party, any Priority Collateral on which it has a Junior Lien.

“Junior Default” means an event of default under the Junior Documents.

“Junior Documents” means, collectively, with respect to any Junior Obligations, any provision pertaining to such Junior Obligation in any Notes Document or any other document, instrument or certificate evidencing or delivered in connection with such Junior Obligation.

“Junior Lien” means (a) with respect to the New Notes Priority Collateral, all Liens securing the New Private Placement Notes Obligations and (b) with respect to the New Private Placement Notes Priority Collateral, all Liens securing the New Notes Obligations.

“Junior Obligations” means (a) with respect to any New Notes Priority Collateral, all New Private Placement Notes Obligations and (b) with respect to any New Private Placement Notes Priority Collateral, all New Notes Obligations.

“Junior Representative” means (a) with respect to any New Private Placement Notes Obligations constituting Junior Obligations or any New Notes Priority Collateral, the New Private Placement Notes Collateral Agent and (b) with respect to any New Notes Obligations constituting Junior Obligations or any New Private Placement Notes Priority Collateral, the New Notes Collateral Agent.

“Junior Secured Parties” means (a) with respect to the New Private Placement Notes Priority Collateral, New Notes Secured Parties and (b) with respect to the New Notes Priority Collateral, the New Private Placement Notes Secured Parties.

“Junior Security Documents” means with respect to any Junior Secured Party, the Security Documents that secure the Junior Obligations.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, assignation, debenture, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Priority” means with respect to any Lien of the New Notes Collateral Agent or New Private Placement Notes Collateral Agent in the Collateral, the order of priority of such Lien specified in Section 2.1.

“Majority Holders” means, as of any date of determination, the holders of the Notes representing more than 50% of the outstanding aggregate principal amount of the New Notes Obligations and the New Private Placement Notes Obligations as of such date.

“Majority Holders Representative” means, as of any date of determination, the Collateral Agent for the series of Notes representing more than 50% of the outstanding aggregate principal amount of the New Notes Obligations and the New Private Placement Notes Obligations as of such date.

“Majority New Notes Holders” means, as of any date of determination, the holders of New Notes representing more than 50% of the outstanding aggregate principal amount of the New Notes Obligations as of such date.

“Majority New Private Placement Notes Holders” means, as of any date of determination, the holders of New Private Placement Notes representing more than 50% of the outstanding aggregate principal amount of the New Private Placement Notes Obligations as of such date.

“Minority Holders Representative” means, as of any date of determination, the Collateral Agent for the series of Notes representing less than 50% of the outstanding aggregate principal amount of the New Notes Obligations and the New Private Placement Notes Obligations as of such date.

“New Notes” has the meaning set forth in the Recitals of this Agreement.

“New Notes Collateral” means all assets, whether now owned or hereafter acquired by any Obligor (including, without limitation, any such property acquired or created after the commencement of any Insolvency Proceeding), in which a Lien is granted or purported to be granted to any New Notes Secured Party as security for any New Notes Obligation.

“New Notes Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“New Notes Creditors” means, collectively, the “Holders” and the “Trustee” or such similar or analogous term (each as respectively defined in the New Notes Indenture) and the New Notes Collateral Agent.

“New Notes Documents” means the New Notes, New Notes Indenture, each New Notes Security Document, each New Notes Guarantee and each other “Notes Document” as defined in the New Notes Indenture.

“New Notes Guarantee” means any guarantee by any Obligor of any or all of the New Notes Obligations.

“New Notes Indenture” has the meaning set forth in the Recitals of this Agreement.

“New Notes Lien” means any Lien created by the New Notes Security Documents.

“New Notes Obligations” means the “Notes Obligations” as defined in the New Notes Indenture.

“New Notes Obligations Payment Date” means the first date on which the New Notes Obligations have been indefeasibly paid in cash in full.

“New Notes Priority Collateral” means

(a)	the Initial Transferred IP;
(b)	IPCo’s rights under the A&R IP License Agreement with respect to the Initial Transferred IP; and
(c)

to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

“New Notes Secured Parties” means the New Notes Collateral Agent, the New Notes Creditors and any other holders of the New Notes Obligations.

“New Notes Security Documents” means the “Security Documents” as defined in the New Notes Indenture and any other documents that are designated under the New Notes Indenture as “New Notes Security Documents” for purposes of this Agreement.

“New Private Placement Notes” has the meaning set forth in the Recitals of this Agreement.

“New Private Placement Notes Collateral” means all assets, whether now owned or hereafter acquired by any Obligor (including, without limitation, any such property acquired or created after the commencement of any Insolvency Proceeding), in which a Lien is granted or purported to be granted to any New Private Placement Notes Secured Party as security for any New Private Placement Notes Obligation.

“New Private Placement Notes Collateral Agent” has the meaning set forth in the introductory paragraph hereof.

“New Private Placement Notes Creditors” means, collectively, the “Holders” and the “Trustee” or such similar or analogous term (each as respectively defined in the New Private Placement Notes Indenture) and the New Private Placement Notes Trustee.

“New Private Placement Notes Documents” means the New Private Placement Notes, New Private Placement Notes Indenture, each New Private Placement Notes Security Document, each New Private Placement Notes Guarantee and each other “Notes Document” as defined in the New Private Placement Notes Indenture.

“New Private Placement Notes Guarantee” means any guarantee by any Obligor of any or all of the New Private Placement Notes Obligations.

“New Private Placement Notes Indenture” has the meaning set forth in the Recitals of this Agreement.

“New Private Placement Notes Lien” means any Lien created by the New Private Placement Notes Security Documents.

“New Private Placement Notes Obligations” means the “Notes Obligations” as defined in the New Private Placement Notes Indenture.

“New Private Placement Notes Obligations Payment Date” means the first date on which the New Private Placement Notes Obligations have been indefeasibly paid in cash in full.

“New Private Placement Notes Priority Collateral” means

(a)	the Additional Transferred IP;
(b)	IPCo’s rights under the Additional IP License Agreement with respect to the Additional Transferred IP; and
(c)

to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

“New Private Placement Notes Secured Parties” means the New Private Placement Notes Collateral Agent, the New Private Placement Notes Creditors and any other holders of the New Private Placement Notes Obligations.

“New Private Placement Notes Security Documents” means the “Security Documents” as defined in the New Private Placement Notes Indenture and any other documents that are designated under the New Private Placement Notes Indenture as “New Private Placement Notes Security Documents” for purposes of this Agreement.

“Notes” means the New Notes and/or the New Private Placement Notes, as applicable.

“Notes Documents” means, collectively, (a) the New Notes Documents and (b) the New Private Placement Notes Documents.

“Notes Indenture” means the New Notes Indenture and/or the New Private Placement Notes Indenture, as applicable.

“Obligors” means the Issuers, Holdings and the Subsidiary Guarantors.

“OpCo” means J.Crew Operating Corp..

“Pari Collateral” means all Collateral other than Priority Collateral.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Possessory Collateral” means any Pari Collateral in the possession or control of any Collateral Agent (or its agents or bailees) or any Representative, to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency Proceeding (or would accrue but for the commencement of an Insolvency Proceeding), whether or not allowed or allowable in any such Insolvency Proceeding.

“Priority Collateral” means all Collateral that constitutes both New Notes Priority Collateral and New Notes Private Placement Priority Collateral.

“Proceeds” means (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Receiver” means any receiver, interim receiver, receiver-manager or similar officer appointed by or in respect of a Senior Secured Party.

“Representative” means, as applicable, the New Notes Collateral Agent and the New Private Placement Notes Collateral Agent.

“Secured Obligations” means the New Notes Obligations and/or the New Private Placement Notes Obligations, as applicable.

“Secured Parties” means the New Notes Secured Parties and/or the New Private Placement Notes Secured Parties, as applicable.

“Security Documents” means, collectively, (a) the New Notes Security Documents, (b) the New Private Placement Notes Security Documents and (c) this Agreement.

“Senior Collateral” means with respect to any Senior Secured Party, any Priority Collateral on which it has a Senior Lien.

“Senior Documents” means, collectively, with respect to any Senior Obligation, any provision pertaining to such Senior Obligation in any Notes Document or any other document, instrument or certificate evidencing or delivered in connection with such Senior Obligation.

“Senior Liens” means (a) with respect to the New Notes Priority Collateral, all Liens securing the New Notes Obligations and (b) with respect to the New Private Placement Notes Priority Collateral, all Liens securing the New Private Placement Notes Obligations.

“Senior Obligations” means (a) with respect to any New Notes Priority Collateral, all New Notes Obligations and (b) with respect to any New Private Placement Notes Priority Collateral, all New Private Placement Notes Obligations.

“Senior Obligations Payment Date” means (a) with respect to New Notes Obligations, the New Notes Obligations Payment Date and (b) with respect to any New Private Placement Notes Obligations, the New Private Placement Notes Obligations Payment Date.

“Senior Representative” means (a) with respect to any New Notes Priority Collateral, the New Notes Collateral Agent and (b) with respect to any New Private Placement Notes Priority Collateral, the New Private Placement Notes Collateral Agent.

“Senior Secured Parties” means (a) with respect to the New Notes Priority Collateral, all New Notes Secured Parties and (b) with respect to the New Private Placement Notes Priority Collateral, all New Private Placement Notes Secured Parties.

“Senior Security Documents” means with respect to any Senior Secured Party, the Security Documents that secure the Senior Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantors” means, each of IPCo and J. Crew International Brand, LLC and any other Subsidiary of IPCo that guarantees any of the New Notes and New Private Placement Notes.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“U.S.” or “United States” means the United States of America.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time and any successor statutes thereof.

“U.S. Marks” means (i) all J.Crew® trademarks covered by the United States federal trademark registrations and applications for trademark registration listed on Exhibit A to the A&R IP License Agreement, (ii) any existing variation of such marks as used in the United States, (iii) all common law trademark rights in and to such marks in the United States, and (iv) all goodwill associated with the foregoing.

1.3Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to any Obligor shall include such Obligor as debtor and debtor in possession and any receiver or trustee for such Obligor in any Insolvency Proceeding.

SECTION 2.    Lien Ranking.

2.1Lien Subordination on Priority Collateral.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Junior Lien in respect of any Priority Collateral or of any Senior Lien in respect of any Priority Collateral and notwithstanding any provision of the Uniform Commercial Code, any applicable law, any Security Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Priority Collateral hereby agrees that:

(a)any Senior Lien in respect of such Priority Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be and shall remain senior and prior to any Junior Lien in respect of such Priority Collateral (whether or not such Senior Lien is subordinated to any Lien securing any other obligation); and

(b)any Junior Lien in respect of such Priority Collateral, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Senior Lien in respect of such Priority Collateral.

2.2Equal and Ratable Lien on Pari Collateral.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Lien securing any New Notes Obligations or New Private Placement Notes Obligations granted on the Pari Collateral and notwithstanding any provision of the Uniform Commercial Code, any applicable law, any Security Document, any alleged or actual defect or deficiency in any of the foregoing or any other circumstance whatsoever, each Secured Party hereby agrees that the Liens securing any New Notes Obligations or New Private Placement Notes Obligations on any Pari Collateral shall be of equal priority.

2.3Prohibition on Contesting Liens.  In respect of any Collateral, the Junior Representative, on behalf of each Junior Secured Party, in respect of such Collateral agrees that it shall not, and hereby waives any right to:

(a)contest, or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the priority, validity or enforceability of any Senior Lien on such Collateral; or

(b)demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or similar right which it may have in respect of such Collateral or the Senior Liens on such Collateral, except to the extent that such rights are expressly granted in this Agreement.

2.4No New Liens.

(a)Until the New Notes Obligations Payment Date, no New Private Placement Notes Secured Party shall acquire or hold any Lien on any assets of any Obligor securing any New Private Placement Notes Obligation which assets are not also subject to the Lien of the New Notes Collateral Agent under the New Notes Documents, subject to the Lien Priority set forth herein.  If any New Private Placement Notes Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Obligor securing any New Private Placement Notes Obligation which assets are not also subject to the Lien of the New Notes Collateral Agent under the New Notes Documents, subject to the Lien Priority set forth herein, then the New Private Placement Notes Collateral Agent (or the relevant New Private Placement Notes Secured Party) shall, without the need for any further consent of any other New Private Placement Notes Secured Party and notwithstanding anything to the contrary in any other New Private Placement Notes Document be deemed to also hold and have held such lien for the benefit of the New Notes Collateral Agent as security for the New Notes Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the New Notes Collateral Agent in writing of the existence of such Lien.

(b)Until the New Private Placement Notes Obligations Payment Date, no New Notes Secured Party shall acquire or hold any Lien on any assets of any Obligor securing any New Notes Obligation which assets are not also subject to the Lien of the New Private Placement Notes Collateral

Agent under the New Private Placement Notes Documents, subject to the Lien Priority set forth herein.  If any New Notes Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Obligor securing any New Notes Obligation which assets are not also subject to the Lien of the New Private Placement Notes Collateral Agent under the New Private Placement Notes Documents, subject to the Lien Priority set forth herein, then the New Notes Collateral Agent (or the relevant New Notes Secured Party) shall, without the need for any further consent of any other New Notes Secured Party and notwithstanding anything to the contrary in any other New Notes Document be deemed to also hold and have held such lien for the benefit of the New Private Placement Notes Collateral Agent as security for the New Private Placement Notes Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the New Private Placement Notes Collateral Agent in writing of the existence of such Lien.

2.5Separate Grants of Security and Separate Classification.  Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the New Notes Security Documents and the New Private Placement Notes Security Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the New Private Placement Notes Obligations are fundamentally different from the New Notes Obligations and should be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding.

2.6Agreements Regarding Actions to Perfect Liens.  Each of the New Notes Collateral Agent and the New Private Placement Notes Collateral Agent hereby acknowledges the intention and understanding of the parties that the New Notes Collateral of the Obligors and the New Private Placement Notes Collateral of the Obligors will be the same.  Each of the New Notes Collateral Agent and the New Private Placement Notes Collateral Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the Uniform Commercial Code) over Collateral pursuant to the New Notes Security Documents or the New Private Placement Notes Security Documents, as applicable, such possession or control is also for the benefit of the New Private Placement Notes Collateral Agent and the other New Private Placement Notes Secured Parties or the New Notes Collateral Agent and the other New Notes Secured Parties, as applicable, solely to the extent required to perfect their security interest in such Collateral.  Nothing in the preceding sentence shall be construed to impose any duty on the New Notes Collateral Agent or the New Private Placement Notes Collateral Agent (or any third party acting on either such Person’s behalf) with respect to such Collateral or provide the New Private Placement Notes Collateral Agent, any other New Private Placement Notes Secured Party, the New Notes Collateral Agent or any other New Notes Secured Party, as applicable, with any rights with respect to such Collateral beyond those specified in this Agreement, the New Notes Security Documents and the New Private Placement Notes Security Documents, as applicable, provided that (i) upon the written request of the New Private Placement Notes Collateral Agent, subsequent to the occurrence of the New Notes Obligations Payment Date (so long as the New Private Placement Notes Obligations Payment Date shall not have occurred), the New Notes Collateral Agent shall (A) deliver to the New Private Placement Notes Collateral Agent, at the Obligors' sole cost and expense, the Collateral in its possession together with any necessary endorsements to the extent required by the New Private Placement Notes Documents and take all commercially reasonable steps reasonably requested by the New Private Placement Notes Collateral Agent to transfer control, under applicable deposit account control, other similar control agreements and other third party collateral documentation, to the New Private Placement Notes Collateral Agent or (B) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs; and (ii) that upon the written request of the New Notes Collateral Agent, subsequent to the occurrence of the New Private Placement Notes Obligations Payment Date (so long as the New Notes Obligations Payment Date shall not have occurred), the New Private Placement Notes Collateral Agent shall (A) deliver to the New Notes Collateral Agent, at the Obligors' sole cost and expense, the Collateral in its possession together with any necessary endorsements to the extent required by the New Notes Documents and take all commercially reasonable steps reasonably requested by the New Notes Collateral Agent to transfer control, under applicable deposit account control, other similar control agreements and other third party collateral documentation, to the New Notes Collateral Agent or (B) direct and deliver such Collateral as a court of competent jurisdiction otherwise directs.  The provisions of this Agreement shall not impose on the New Notes Secured Parties or the New Private Placement Notes Secured Parties any obligations in respect of the disposition of any Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

2.7Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)The Collateral Agents agree to hold any Pari Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case, subject to the terms and conditions of this Section 2.7.  Pending delivery to the Collateral Agent, each Representative and Secured Party agrees to hold any Pari Collateral constituting Possessory Collateral from time to time in its possession or control as gratuitous bailee for the benefit of each Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Security Documents, in each case subject to the terms and conditions of this Section 2.7.

(b)The duties and responsibilities of the Collateral Agents and each Representative under this Section 2.7 shall be limited solely to holding any Pari Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each Secured Party for purposes of perfecting the Lien for the benefit of the Secured Parties therein.

(c)The New Notes Collateral Agent and the New Private Placement Notes Collateral Agent hereby (i) appoint U.S. Bank as “Intercreditor Agent” for purposes of any deposit account control agreement, securities account control agreement or similar control agreement with respect to any deposit account, securities account or similar account of any Obligor and (ii) instruct and direct U.S. Bank as “Intercreditor Agent” to execute any such deposit account control agreement, securities account control agreement or similar control agreement.  To the extent that any deposit account, securities account or similar account of any Obligor is under the control of U.S. Bank in its capacity as “Intercreditor Agent” at any time, U.S. Bank will act as gratuitous bailee and agent for the New Notes Collateral Agent and the New Private Placement Notes Collateral Agent for the purpose of perfecting the Liens of the New Notes Secured Parties and the New Private Placement Notes Secured Parties in such deposit accounts, securities account or similar account and the cash, securities and/or other assets therein (but will have no duty, responsibility or obligation to the New Notes Secured Parties and the New Private Placement Notes Secured Parties (including, without limitation, any duty, responsibility or obligation as to the maintenance of such control, the effect of such arrangement or the establishment of such perfection).

SECTION 3.  Enforcement Rights.

3.1Exclusive Enforcement.

(a)Priority Collateral.  Subject to Section 3.4(a), until the Senior Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against any Obligor, the Senior Secured Parties shall have the exclusive right to take and continue any Enforcement Action (including the right to credit bid their debt) with respect to the Senior Collateral, without any consultation with or consent of any Junior Secured Party.  Upon the occurrence and during the continuance of an event of default under the Senior Documents, the applicable Senior Representative and the applicable other Senior Secured Parties may take and continue any Enforcement Action with respect to its Senior

Obligations and the applicable Senior Collateral in such order and manner as they may determine in their sole discretion in accordance with the terms and conditions of the Senior Documents.

(b)Pari Collateral.  The Majority Holders Representative will have the exclusive right to take and continue any Enforcement Action with respect to the Pari Collateral, upon consultation with the Minority Holders Representative, and subject to any proceeds of Pari Collateral being applied in accordance with Section 4.1(d). The foregoing shall not be construed to limit the rights and priorities of any Senior Secured Party with respect to any Senior Collateral.

3.2Standstill and Waivers on Priority Collateral.  Subject to Section 3.4(a), each Junior Representative, on behalf of itself and the other Junior Secured Parties, agrees that with respect to the Senior Collateral, until the Senior Obligations Payment Date has occurred:

(i)they will not take or cause to be taken any action, the purpose or effect of which is to make any Lien on any Senior Collateral that secures any Junior Obligation pari passu with or senior to, or to give any Junior Secured Party any preference or priority relative to, the Liens on the Senior Collateral securing the Senior Obligations;

(ii)they will not contest, oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Senior Collateral by any Senior Secured Party or any other Enforcement Action taken (or any forbearance from taking any Enforcement Action) in respect of the Senior Collateral by or on behalf of any Senior Secured Party;

(iii)except as otherwise provided in this Agreement, they have no right to (x) direct either the Senior Representative or any other Senior Secured Party to exercise any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents in respect of the Senior Collateral or (y) consent or object to the exercise by the Senior Representative or any other Senior Secured Party of any right, remedy or power with respect to the Senior Collateral or pursuant to the Senior Security Documents with respect to the Senior Collateral or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor in respect of the Senior Collateral or otherwise, they hereby irrevocably waive such right);

(iv)except as otherwise provided in this Agreement, they will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and no Senior Secured Party shall be liable for, any action taken or omitted to be taken by any Senior Secured Party with respect to the Senior Collateral or pursuant to the Senior Documents in respect of the Senior Collateral;

(v)except as otherwise provided in this Agreement, they will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Senior

Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Senior Collateral; and

(vi)except as otherwise provided in this Agreement, they will not seek, and hereby waive any right, to have the Senior Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Senior Collateral;

provided that, the Junior Representative and any Junior Secured Party may take any action (not adverse to the priority status of the Liens on the Senior Collateral securing the Senior Obligations, or the rights of the Senior Representative or the Senior Secured Parties to exercise remedies in respect thereof or in contravention of this Section 3) in accordance with the Junior Documents and the terms of this Agreement in order to create, prove, perfect, preserve or protect its Junior Lien on the Collateral.

3.3Judgment Creditors.  In the event that any New Notes Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the New Private Placement Notes Liens and the New Private Placement Notes Obligations) to the same extent as all other Liens securing the New Notes Obligations are subject to the terms of this Agreement.  In the event that any New Private Placement Notes Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the New Notes Obligations) to the same extent as all other Liens securing the New Private Placement Notes Obligations are subject to the terms of this Agreement.

3.4Disposition of the U.S. Marks.

(a)Notwithstanding anything contained herein, including anything in this Section 3, to the contrary, if upon an Enforcement Action, either (i) the Majority New Notes Holders and the Majority New Private Placement Notes Holders, collectively, or (ii) the Majority Holders wish to sell, transfer or otherwise dispose of all or substantially all of the U.S. Marks (a “Proposed Disposition”), the Collateral Agents shall consummate the Proposed Disposition so long as the proceeds thereof are applied to New Notes Obligations and New Private Placement Notes Obligations pro rata in accordance with the respective amounts of the New Notes Obligations and New Private Placement Notes Obligations (and in connection with the consummation of such Proposed Disposition, the Liens of the Collateral Agents on the U.S. Marks shall be released).

(b)If the Proposed Disposition is requested by the Majority Holders pursuant to clause (ii) of Section 3.4(a) and such requesting Majority Holders include the Majority New Note Holders but not the Majority New Private Placement Notes Holders (such requesting Majority Holders, the “Requesting New Notes Holders”; and such Proposed Disposition, a “New Notes Proposed Disposition”), then (i) the Requesting New Notes Holders shall give the New Private Placement Collateral Agent at least 15 days prior written notice of the Proposed Disposition and proposed date of disposition (such notice, the “Priority Collateral Disposition Notice”) and (ii) shall consult with the New Private Placement Notes Collateral Agent in conducting the Proposed Disposition.  If the New Private Placement Notes Secured Parties object to the New Notes Proposed Disposition, the New Private Placement Notes Secured Parties may, at their sole expense and effort, upon delivery of a Call Right Election Notice by the New Private Placement Notes Collateral Agent (acting pursuant to the written direction of the Purchasing New Private Placement Notes Secured Parties (as such term is defined below)) to the New Notes Collateral Agent irrevocably elect to acquire from the New Notes Secured Parties, without warranty or representation or recourse from or to the New Notes Secured Parties, all (but not less than all) of the New Notes Obligations outstanding on the Purchase Date (as defined below), for the purchase price specified below, and all rights of the New Notes

Secured Parties under the New Notes Documents (the “New Private Placement Notes Call Right”); provided that (x) any such call right must be exercised within 10 days after the receipt by the New Private Placement Notes Collateral Agent of the Priority Collateral Disposition Notice (such 10 day period, the “Call Right Election Period”), (y) the New Notes Collateral Agent and the New Notes Secured Parties shall retain all rights to be indemnified or to be held harmless by the Obligors in accordance with the terms of the New Notes Documents, and (z) the Purchasing New Private Placement Notes Secured Parties shall have paid to the New Notes Collateral Agent, for the account of the respective New Notes Secured Parties, in immediately available funds, a purchase price in an amount equal to (I) 110% of the principal amount of the New Notes Obligations outstanding on the Purchase Date, plus (II) all accrued and unpaid interest thereon plus (III) all accrued and unpaid costs and expenses (including reasonable attorney’s fees and costs).  Absent receipt by the New Notes Collateral Agent of a Call Right Election Notice from the New Private Placement Notes Collateral Agent within the prescribed period, the New Notes Collateral Agent can assume that the New Private Placement Notes Secured Parties have not elected to exercise the call right set forth in this Section 3.4(b).  In order to effectuate the foregoing, the New Notes Collateral Agent shall calculate, upon the written request of the New Private Placement Notes Collateral Agent or the Purchasing New Private Placement Notes Secured Parties from time to time, the aggregate amount of principal and accrued and unpaid interest with respect to the New Notes Obligations as of the Purchase Date and shall provide the amount of any unpaid expenses of the New Notes Collateral Agent.

(c)If the New Private Placement Notes Call Right set forth in this Section 3.4(b) is exercised: (1) the parties shall close on the date occurring ten (10) Business Days after the date of receipt by the New Notes Collateral Agent of the Call Right Election Notice (such date, the “Purchase Date”; the period from receipt of the Call Right Election Notice through and including the date of the closing of the call right transaction contemplated by Section 3.4(b), the “Call Right Notice Period”), (2) the New Notes Obligations shall be purchased pro rata among the New Private Placement Notes Secured Parties giving notice to the New Notes Collateral Agent of their intent to exercise the purchase option hereunder (the “Purchasing New Private Placement Notes Secured Parties”) according to the Purchasing New Private Placement Notes Secured Parties’ portion of the New Private Placement Notes Obligations outstanding on the Purchase Date (or pursuant to such other allocation as the Purchasing New Private Placement Notes Secured Parties may agree), and the New Notes Collateral Agent shall arrange for the delivery of the New Notes to the designee of the Purchasing New Private Placement Notes Secured Parties specified in the Call Right Election Notice who will distribute the New Notes to the Purchasing New Private Placement Notes Secured Parties, and (3) during the Call Right Notice Period, the New Notes Collateral Agent and the New Notes Secured Parties shall (x) refrain from taking any enforcement action or exercise of remedies with respect to any Priority Collateral and (y) shall terminate any existing enforcement action or exercise of remedies with respect to any Priority Collateral, to the extent commenced prior to the commencement of the Call Right Notice Period.  In connection with the foregoing, the Purchasing New Private Placement Notes Secured Parties shall provide any transmittal, wire or other similar instructions or information reasonably required by the New Notes Collateral Agent in order to effectuate the purchase contemplated hereby.

Following the receipt of a Call Right Election Notice, the New Notes Collateral Agent agrees that it will resign under the New Notes Indenture until the date following the later of (i) the Purchase Date, (ii) the expiration of the Call Right Election Period and (iii) the date any successor trustee is appointed under the New Notes Indenture who accedes to this Agreement by delivering a signature page hereto.  Nothing herein shall require the New Notes Collateral Agent to resign or prohibit the New Notes Collateral Agent from availing itself of its rights under Section 7.08 of the New Notes Indenture to petition a court of competent jurisdiction for the appointment of a successor trustee pursuant to the terms therein.

3.5No Additional Rights For the Obligors Hereunder.  If any New Notes Secured Party or New Private Placement Notes Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Obligor shall be entitled to use such violation as a defense to any action by any New Notes Secured Party or New Private Placement Notes Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any New Notes Secured Party or New Private Placement Notes Secured Party.

3.6Actions Upon Breach.  Should any New Notes Secured Party or New Private Placement Notes Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any New Notes Secured Party or New Private Placement Notes Secured Party (in its own name or in the name of the relevant Obligor), as applicable, may obtain relief against such New Notes Secured Party or New Private Placement Notes Secured Party, as applicable, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each of the New Notes Collateral Agent on behalf of each New Notes Secured Party and the New Private Placement Notes Collateral Agent on behalf of each New Private Placement Notes Secured Party that (i) the New Notes Secured Parties' or New Private Placement Notes Secured Parties', as applicable, damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each New Private Placement Notes Secured Party or New Notes Secured Party, as applicable, waives any defense that the New Private Placement Notes Secured Parties and/or New Notes Secured Parties, as applicable, cannot demonstrate damage and/or be made whole by the awarding of damages.

3.7Rights As Unsecured Creditors. Except as otherwise set forth in this Agreement, each Junior Representative and Junior Secured Party may exercise rights and remedies as unsecured creditors against any Obligor in accordance with the terms of the Notes Documents to which it is a party and applicable law.  Except as otherwise set forth in this Agreement, nothing in this Agreement shall prohibit the receipt by a Junior Representative or any Junior Secured Party of the required payments of interest, principal, premiums, fees and other amounts in respect of Junior Obligations so long as such receipt is not the direct or indirect result of the (x) exercise by the Junior Representative or any Junior Secured Party of rights or remedies as a secured creditor (including set-off) in respect of the Junior Collateral in contravention of this Agreement or (y) enforcement in contravention of this Agreement of any Lien held by any of them.  In the event the Junior Representative or any other Junior Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Junior Liens on the Collateral securing the Junior Obligations are so subordinated to the Senior Liens on the Collateral securing such Senior Obligations under this Agreement.

SECTION 4.  Application of Proceeds of Collateral; Dispositions and Releases of Lien.

4.1Application of Proceeds.

(a)Application of Proceeds of Senior Collateral.  The Senior Representative, on behalf of the Senior Secured Parties, and Junior Representative, on behalf of the Junior Secured Parties, hereby agree that all Senior Collateral, and all Proceeds thereof, received by any of them in connection with the collection, sale or disposition of Senior Collateral shall be applied:

first, to the payment of costs and expenses (including reasonable attorneys' fees and expenses and court costs) of the Senior Representative,

second, to the payment of the Senior Obligations in accordance with the Senior Documents until the payment in full in cash of the Senior Obligations,

third, to the payment of the Junior Obligations in accordance with the Junior Documents until the payment in full in cash of the Junior Obligations, and fourth, the balance, if any, to the applicable Obligor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b)Limited Obligation or Liability.  In exercising remedies, whether as a secured creditor or otherwise, the Senior Representative shall have no obligation or liability to the Junior Representative or to any Junior Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each party under the terms of this Agreement.

(c)Segregation of Collateral.  Until the occurrence of the Senior Obligations Payment Date, any Senior Collateral that may be received by any Junior Secured Party in violation of this Agreement shall be segregated and held in trust and promptly paid over to the Senior Representative, for the benefit of the Senior Secured Parties, in the same form as received, with any necessary endorsements, and each Junior Secured Party hereby authorizes the Senior Representative to make any such endorsements as agent for the Junior Representative (which authorization, being coupled with an interest, is irrevocable).

(d)Application of Proceeds of Pari Collateral.  The Collateral Agents, on behalf of the Secured Parties, hereby agree that all Pari Collateral, and all Proceeds thereof, received by any of them in connection with the collection, sale or disposition of Pari Collateral shall be applied:

first, to the payment of costs and expenses (including reasonable attorneys' fees and expenses and court costs) of the Representatives,

second, to the payment in full in cash of the New Notes Obligations and New Private Placement Notes Obligations pro rata in accordance with the respective amounts of the New Notes Obligations and New Private Placement Notes Obligations owed to them on the date of any such distribution, and third, the balance, if any, to the applicable Obligor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Anything contained herein or in any of the Notes Documents to the contrary notwithstanding, if an event of default has occurred and is continuing under the Notes Documents and any Collateral Agent or any Secured Party is taking action to enforce rights in respect of any Pari Collateral, or any distribution is made to any Collateral Agent or any Secured Party in respect of any Pari Collateral in any Insolvency Proceeding of any Obligor, the proceeds of any sale, collection or other liquidation of any such Pari Collateral by any Collateral Agent or any Secured Party (and any distribution or other amount so received by any Collateral Agent or any Secured Party with respect to such Pari Collateral in any such Insolvency Proceeding) shall be applied by the Collateral Agents in the order specified in this Section 4.1(d).

4.2Releases of Liens.  Upon (A) the exercise of any Senior Representative’s remedies in respect of the Senior Collateral upon the occurrence of an Enforcement Action (with the net proceeds thereof being applied to in accordance with Section 4.1(a)), including any sale, lease, exchange, transfer or other disposition of any Senior Collateral, (B) any release, sale or disposition of Senior Collateral other than in connection with an Enforcement Action permitted pursuant to the terms of the Senior Documents and the Junior Documents or (C) any private or public sale, lease, exchange, transfer or other disposition of all or any material portion of the Senior Collateral by one or more Obligors with the consent of Senior Representative after the occurrence and during the continuance of an event of default under the Senior Documents, including any disposition contemplated by Section 9-620 of the UCC, which disposition is conducted by such Obligors with the consent of the Senior Representative in connection with good faith efforts by the Senior Representative to collect the Senior Obligations through such disposition of Senior Collateral (with the proceeds thereof being applied to in accordance with Section 4.1(a)), the Junior Lien on such Senior Collateral (excluding any portion of the proceeds of such Senior Collateral remaining after the Senior Obligations Payment Date occurs) shall be automatically and unconditionally released with no further consent or action of any Person.  The Junior Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Representative shall reasonably request to evidence any release of the Junior Lien described in this Section 4.2.  The Junior Representative hereby appoints the Senior Representative and any officer or duly authorized person of the Senior Representative, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power of attorney in the place and stead of the Junior Representative and in the name of the Junior Representative or in the Senior Representative’s own name, from time to time, in the Senior Representative’s sole discretion, for the purposes of carrying out the terms of this Section 4.2, to execute, deliver, file and take any other action with respect to any public records, including without limitation any termination or amendment of any financing statement.

4.3Notices.  The Senior Representative shall give the Junior Representative prompt written notice after the commencement of any Enforcement Action against its Senior Priority Collateral; provided that the failure to provide such written notice shall not result in a liability hereunder.

SECTION 5.  Insolvency Proceedings.

5.1Effectiveness in Insolvency Proceedings.  This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Obligors.

SECTION 6.  New Private Placement Notes Documents and New Notes Documents.

6.1Amendment to New Private Placement Notes Documents.   The New Private Placement Notes Collateral Agent, on behalf of itself and the New Private Placement Notes Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the New Private Placement Notes Documents inconsistent with or in violation of this Agreement.

6.2Amendments to New Notes Documents.  The New Notes Collateral Agent, on behalf of itself and the New Notes Secured Parties, agrees that it shall not at any time execute or deliver any amendment or other modification to any of the New Notes Documents inconsistent with or in violation of this Agreement.

6.3No Debt Subordination.  Nothing contained in this Agreement is intended to or shall impair, as among Obligors and the New Private Placement Notes Secured Parties, the obligations of Obligors, which are absolute and unconditional, to pay the principal, interest, premiums, fees and other amounts included in the New Private Placement Notes Obligations, as and when the same shall become due and payable in accordance with the terms of the New Private Placement Notes Documents (as in effect on the date of this Agreement (or amended, modified or supplemented thereafter in accordance with the provisions of this Agreement). Nothing contained in this Agreement is intended to or shall impair, as among Obligors and the New Notes Secured Parties, the obligations of Obligors, which are absolute and unconditional, to pay the principal, interest, premiums, fees and other amounts included in the New Notes Obligations, as and when the same shall become due and payable in accordance with the terms of the New Notes Documents (as in effect on the date of this Agreement (or amended, modified or supplemented thereafter in accordance with the provisions of this Agreement).

SECTION 7.  Reliance; Waivers; etc.

7.1Reliance.  The New Notes Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The New Private Placement Notes Collateral Agent, on behalf of it itself and the other New Private Placement Notes Secured Parties, expressly waives all notice of the acceptance of and reliance on this Agreement by the New Notes Collateral Agent and the other New Notes Secured Parties.  The New Private Placement Notes Documents are deemed to have been executed and delivered and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement.  The New Notes Collateral Agent, on behalf of itself and the other New Notes Secured Parties, expressly waives all notices of the acceptance of and reliance on this Agreement by the New Private Placement Notes Collateral Agent and the other New Private Placement Notes Secured Parties.

7.2No Warranties or Liability.  The New Private Placement Notes Collateral Agent and the New Notes Collateral Agent acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of any other New Notes Document or any New Private Placement Notes Document.  Except as otherwise provided in this Agreement, the New Private Placement Notes Collateral Agent and the New Notes Collateral Agent will be entitled to manage and supervise the respective extensions of credit to any Obligor in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3No Waivers.  No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Obligor with the terms and conditions of any of the New Notes Documents or the New Private Placement Notes Documents.

SECTION 8.  Obligations Unconditional.  All rights, interests, agreements and obligations hereunder of the Senior Representative and the Senior Secured Parties in respect of any Collateral and the Junior

Representative and the Junior Secured Parties in respect of such Collateral shall remain in full force and effect regardless of:

(a)any lack of validity or enforceability of any Senior Document or any Junior Document and regardless of whether the Liens of the Senior Representative and Senior Secured Parties are not perfected or are voidable for any reason;

(b)any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Junior Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Senior Document or any Junior Document;

(c)any exchange, release or lack of perfection of any Lien on any Collateral or any other asset, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Junior Obligations or any guarantee thereof;

(d)the commencement of any Insolvency Proceeding in respect of any Obligor; or

(e)any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of any Secured Obligation or of any Junior Secured Party in respect of this Agreement.

SECTION 9.  Miscellaneous.

9.1Rights of Subrogation.  The New Private Placement Notes Collateral Agent, for and on behalf of itself and the New Private Placement Notes Secured Parties, agrees that no payment to the New Notes Collateral Agent or any New Notes Secured Party pursuant to the provisions of this Agreement shall entitle the New Private Placement Notes Collateral Agent or any New Private Placement Notes Secured Party to exercise any rights of subrogation in respect thereof until the New Notes Obligations Payment Date.  Following the New Notes Obligations Payment Date, the New Notes Collateral Agent agrees to execute such documents, agreements, and instruments as the New Private Placement Notes Collateral Agent or any New Private Placement Notes Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the New Notes Obligations resulting from payments to the New Notes Collateral Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the New Notes Collateral Agent are paid by such Person upon request for payment thereof.  The New Notes Collateral Agent, for and on behalf of itself and the New Notes Secured Parties, agrees that no payment to the New Private Placement Notes Collateral Agent or any New Private Placement Notes Secured Party pursuant to the provisions of this Agreement shall entitle the New Notes Collateral Agent or any New Notes Secured Party to exercise any rights of subrogation in respect thereof until the New Private Placement Notes Obligations Payment Date.  Following the New Private Placement Notes Obligations Payment Date, the New Private Placement Notes Collateral Agent agrees to execute such documents, agreements, and instruments as the New Notes Collateral Agent or any New Notes Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the New Private Placement Notes Obligations resulting from payments to the New Private Placement Notes Collateral Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the New Private Placement Notes Collateral Agent are paid by such Person upon request for payment thereof.

9.2Further Assurances.  Each of the New Private Placement Notes Collateral Agent and the New Notes Collateral Agent will, from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the other party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the New Notes Collateral Agent or the New Private Placement Notes Collateral Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 9.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 9.2.

9.3Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of any New Notes Document or any New Private Placement Notes Document, the provisions of this Agreement shall govern.

9.4Continuing Nature of Provisions.  This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the earlier of (i) the New Notes Obligations Payment Date and (ii) the New Private Placement Notes Obligations Payment Date, provided that, notwithstanding any such revocation, each of the Collateral Agent shall remain obligated to perform the obligations thereof specified in the proviso to Section 2.6 hereof.  This is a continuing agreement and the New Notes Secured Parties and the New Private Placement Notes Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Obligor on the faith hereof.

9.5Amendments; Waivers.  No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the New Notes Collateral Agent and the New Private Placement Notes Collateral Agent.

9.6Information Concerning Financial Condition of the Obligors.  Each of the New Private Placement Notes Collateral Agent and the New Notes Collateral Agent hereby assume responsibility for keeping itself informed of the financial condition of the Obligors and all other circumstances bearing upon the risk of nonpayment of the New Notes Obligations or the New Private Placement Notes Obligations.  The New Private Placement Notes Collateral Agent and the New Notes Collateral Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances (except as otherwise provided in the New Notes Documents and New Private Placement Notes Documents).  In the event the New Private Placement Notes Collateral Agent or the New Notes Collateral Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

9.7Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT AS OTHERWISE REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT REMEDIES PROVIDED BY THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK ARE GOVERNED BY THE LAWS OF SUCH JURISDICTION.

9.8Submission to Jurisdiction; JURY TRIAL WAIVER.  (a)  Each New Notes Secured Party, each New Private Placement Notes Secured Party and each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each such party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each such party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any New Notes Secured Party or New Private Placement Notes Secured Party may otherwise have to bring any action or proceeding against any Obligor or its properties in the courts of any jurisdiction.

(b)Each New Notes Secured Party, each New Private Placement Notes Secured Party and each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so (i) any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.9.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.9Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.9) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

9.10Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the New Notes Secured Parties and New Private Placement Notes Secured Parties and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral.

9.11Headings.  Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.13Other Remedies.  For avoidance of doubt, it is understood that nothing in this Agreement shall prevent any New Notes Secured Party or any New Private Placement Notes Secured Party from exercising any available remedy to accelerate the maturity of any indebtedness or other obligations owing under the New Notes Documents or the New Private Placement Notes Documents, as applicable, or to demand payment under any guarantee in respect thereof.

9.14Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

9.15Benefit of the Agreement; No Impairment.  This Agreement and the rights and benefits hereof shall inure to the benefit of New Notes Creditors and the New Private Placement Notes Creditors and to their respective successors.  Nothing in this Agreement shall impair, as between any Obligor and the New Notes Creditors, or as between any Obligor and the New Private Placement Notes Creditors, the obligations of the Obligors under the New Notes Documents and the New Private Placement Notes Documents, respectively.

9.16Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the New Notes Creditors on the one hand and the New Private Placement Notes Creditors on the other hand.  No Obligor or any other creditor thereof shall have any rights hereunder and no Obligor may rely on the terms hereof or enforce the terms hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as New Notes Collateral Agent for and on behalf of the New Notes Secured Parties

By:  /s/ Christopher J. Grell

Name:Christopher J. Grell

Title: Vice President

Address for Notices:

100 Wall Street, 16th Floor
New York, NY, 10005
212-951-6990

212-361-6153

Signature Page to Intercreditor Agreement

U.S. BANK NATIONAL ASSOCIATION, as New Private Placement Notes Collateral Agent for and on behalf of the New Private Placement Notes Secured Parties

By:  /s/ Christopher J. Grell

Name:Christopher J. Grell

Title: Vice President

Address for Notices:

100 Wall Street, 16th Floor
New York, NY, 10005
212-951-6990

212-361-6153

Signature Page to Intercreditor Agreement

ACKNOWLEDGMENT

Each of the undersigned hereby acknowledges that it has received a copy of the foregoing Intercreditor Agreement (the “Intercreditor Agreement”) and hereby acknowledges and agrees to recognize all rights granted thereby to New Notes Collateral Agent, New Notes Secured Parties, New Private Placement Notes Collateral Agent, and New Private Placement Notes Secured Parties.  Each of the undersigned further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under the Intercreditor Agreement.  None of the undersigned shall acquire any rights under the Intercreditor Agreement now or hereafter, whether as result of this acknowledgment, any right of subrogation or otherwise.

OBLIGORS:

J. Crew Brand, LLC,
as Corporate Issuer

By:      /s/ Vincent Zanna

Name: Vincent Zanna

Title:   SVP, Finance and treasurer

J. Crew Brand Corp.,
as Corporate Issuer

By:      /s/ Vincent Zanna

Name: Vincent Zanna

Title:   SVP, Finance and treasurer

J. CREW BRAND INTERMEDIATE, LLC, as a Guarantor By: /s/ Vincent Zanna Name: Vincent Zanna Title: SVP, Finance and treasurer

J. CREW DOMESTIC BRAND, LLC, as a Guarantor By: /s/ Vincent Zanna Name: Vincent Zanna Title: SVP, Finance and treasurer

J. CREW INTERNATIONAL BRAND, LLC, as a Guarantor By: /s/ Vincent Zanna Name: Vincent Zanna Title: SVP, Finance and treasurer

Exhibit A

Form of Call Right Election Notice

U.S. Bank National Association, as New Notes Collateral Agent

[Address]

CALL RIGHT ELECTION NOTICE

Ladies and Gentlemen:

Reference is made to that certain Intercreditor Agreement dated as of July 13, 2017 (the “Intercreditor Agreement”), between U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent for the holders of the New Notes Obligations, and U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent for the holders of the New Private Placement Notes Obligations.  Capitalized terms used but not defined herein are used as defined in the Intercreditor Agreement.

Under Section 3.4(b) of the Intercreditor Agreement, we have received a Priority Collateral Disposition Notice from the Requesting New Notes Holders.  We hereby notify the New Notes Collateral Agent that the New Private Placement Notes Secured Parties listed on Schedule 1 hereto are hereby exercising the call right set forth in Section 3.4(b) of the Intercreditor Agreement and shall purchase the outstanding New Notes Obligations on the terms provided in Sections 3.4(b) and 3.4(c) of the Intercreditor Agreement on the Purchase Date (as defined below).

Pursuant to Section 3.4(c) of the Intercreditor Agreement, the “Purchase Date” shall be [________], 20[__], being the date ten (10) Business Days after the date hereof.

For purposes of Section 3.4(c) of the Intercreditor Agreement, the Purchasing New Private Placement Notes Secured Parties have designated [________] as their designee.

U.S. BANK NATIONAL ASSOCIATION, as New Private Placement Notes Collateral Agent

By:	Name: Title: